Exhibit 99.1

Ingles Markets, Incorporated Reports First Quarter Sales and Earnings Increases

     ASHEVILLE, N.C.--(BUSINESS WIRE)--March 18, 2005--Ingles Markets, Incorporated (NASDAQ: IMKTE) today announced increased sales and earnings for the first quarter of fiscal year 2005, ended December 25, 2004.
     Net income grew 110.7% to $5.1 million, or $0.21 per share, for the December 2004 quarter compared to $2.4 million, or $0.10 per share, for the December 2003 quarter.
     Both net sales and comparable store sales increased 4.7% for the December 2004 quarter over the same quarter last year. During the December 2004 quarter, the Company opened one new store and completed one major remodel/expansion. The number of stores in operation decreased from 198 at December 27, 2003, to 197 at December 25, 2004.
     Gross profit increased 6.5% for the December 2004 quarter over the December 2003 quarter, while gross profit as a percentage of sales increased to 25.4% in the current year quarter from 25.0% in the prior year quarter. Increased sales in the higher margin perishable departments contributed to the gross profit increase.
     Operating and administrative expense dollars increased 3.5%, however as a percentage of sales, operating and administrative expenses decreased to 21.9% for the December 2004 quarter compared to 22.2% of sales for the December 2003 quarter due to the higher sales volume.
     Other income decreased $0.9 million in the December 2004 quarter compared to the December 2003 quarter, due principally to the inclusion in the December 2003 quarter of a gain of $1.0 million for the sale of an out-parcel to a drug store.
     Interest expense decreased $0.8 million for the three months ended December 25, 2004, compared to the three months ended December 27, 2003, due to a $35.3 million reduction in total debt from $630.5 million at December 27, 2003, to $595.2 million at December 25, 2004.
     Capital expenditures for the December 2004 quarter totaled $13.7 million. Ingles capital expenditure plans for all of fiscal year 2005 total approximately $70.0 million. For the balance of the fiscal year, Ingles plans to open three new stores, complete one major remodel expansion as well as add seven fuel stations and purchase sites for future expansion.
     Commenting on the results, Robert P. Ingle, chief executive officer, stated, "We couldn't be more pleased with the results of the first quarter of our fiscal year. Our comparable store sales remain very strong against high comparable store sales in the first quarter of last year when we introduced the Ingles Advantage Savings and Rewards Card. Our team has focused on providing quality, freshness, variety and convenience throughout our stores and we are particularly pleased with the growth in our perishable departments, providing solid gross margin growth. We believe we have gained a better understanding of our customers' needs over the last year and we look forward to continuing to provide them with a top notch shopping experience."
     As has previously been disclosed, the Company has been subject to potential delisting proceedings by the NASDAQ Stock Market due to its failure to timely file its Form 10-Q for the quarter ended December 25, 2004. On March 16, 2005, The NASDAQ Listing Qualifications Panel (the "Panel") granted the Company's request for continued listing on The NASDAQ National Market subject to three conditions. First, by March 31, 2005, the Company must file its Form 10-Q for the quarter ended December 25, 2004, which is being filed today. Second, the Company must provide the Panel with additional information regarding the Securities and Exchange Commission's informal inquiry. Third, the Company must timely file all periodic reports with the SEC and NASDAQ for all reporting periods ending on or before December 31, 2005, and demonstrate continued compliance with all other NASDAQ continued listing criteria.

     The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2004 Form 10-K and Forms 10-Q.

     Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 195 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTE. For more information about the Company, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

        Condensed Consolidated Statements of Income (Unaudited)

                                                    Quarter Ended
                                               ----------------------
                                                Dec. 25,    Dec. 27,
                                                  2004        2003
                                               ----------  ----------
Net sales                                        $559,275    $534,307
Gross profit                                      141,952     133,336
Operating and administrative expenses             122,708     118,532
Rental income, net                                  1,470       1,491
Income from operations                             20,714      16,295
Other income, net                                     447       1,337
Interest expense                                   13,047      13,869
Income taxes                                        3,050       1,359
Net income                                         $5,064      $2,404

Basic earnings per common share                     $0.21       $0.10
Diluted earnings per common share                   $0.21       $0.10

Additional selected information:
Depreciation and amortization expense             $14,460     $14,030
Rent expense                                       $7,706      $8,100

           Condensed Consolidated Balance Sheets (Unaudited)

                                                Dec. 25,    Sept. 25,
                                                  2004        2004
                                               ----------  ----------
ASSETS
  Cash and cash equivalents                       $58,692     $80,594
  Receivables-net                                  39,380      34,450
  Inventories                                     201,207     189,432
  Other current assets                             10,098       9,063
  Property and equipment-net                      736,031     738,219
  Other assets                                     11,294      11,929
                                               ----------  ----------
TOTAL ASSETS                                   $1,056,702  $1,063,687
                                               ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Current maturities of long-term debt            $30,733     $33,827
  Accounts payable- trade                         101,695      88,725
  Accrued expenses and current portion of other
   long-term liabilities                           55,565      66,189
  Deferred income taxes                            37,036      40,886
  Long-term debt                                  564,494     568,607
  Other long-term liabilities                       4,071       4,236
                                               ----------  ----------
    Total Liabilities                             793,594     802,470
  Stockholders' equity                            263,108     261,217
                                               ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,056,702  $1,063,687
                                               ==========  ==========


     CONTACT: Ingles Markets, Incorporated
              Brenda S. Tudor, 828-669-2941, Ext. 223
              www.ingles-markets.com